Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (“Registration Statement”) of our report dated February 22, 2017, relating to the financial statements and financial highlights, which appears in Natixis Seeyond International Minimum Volatility ETF’s Annual Report on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings “Financial Performance,” “Financial Statement” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 26, 2017